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DSP GROUP, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
MICHAEL BORNAK
NORMAN J. RICE, III
NORMAN P. TAFFE

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of DSP Group, Inc., a Delaware corporation.

On May 22, 2013, Starboard Value LP issued the following press release:

STARBOARD ISSUES OPEN LETTER TO DSP SHAREHOLDERS

Recently Announced Corporate Governance Changes Are Reactionary and Do Not Go Far Enough

Company’s Announcements Illustrate Serious Corporate Governance Issues at DSP

Change is Needed at DSP to Ensure Well-Functioning Board

Vote the WHITE Proxy Card Today to Support Change at DSP Group!

New York, NY – May 22, 2013 – Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of DSP Group, Inc. (“DSP” or “the Company”) beneficially owning approximately 10.1% of its outstanding common stock, today has issued an open letter to DSP shareholders following the Company’s recent announcement of proposed corporate governance changes.  The full text of the letter is included below:

Fellow DSP Shareholders,

Earlier this morning, DSP announced its intent to declassify its Board of Directors (the “Board”) beginning in 2014, its intent for Patrick Tanguy to replace Eliyahu Ayalon as non-executive Chairman, and its intent to adopt a stock ownership policy for members of the Board.  While these actions appear to be a long overdue improvement in corporate governance, the manner in which they were announced clearly demonstrates a failure in corporate governance at DSP and is a cause for great concern.

In relation to these announcements, the Company’s press release states:

“A special meeting of the Company’s Board of Directors will be scheduled promptly to consider the proposed declassification of the Company’s Board of Directors beginning in 2014 and the election of Mr. Tanguy as non-executive Chairman of the Board.  At this meeting, the Board will also consider the establishment of stock ownership policy for members of the Board of Directors and the Company’s senior management…”

So it appears that these changes, which have already been publicly announced, were not reviewed and formally approved by the full Board.

To be clear, the selection of a new Chairman of the Board should be a decision of the full Board.

A well functioning Board should meet and discuss significant changes in corporate governance policy and changes to the leadership of the Board.

Yet, the Chairman of the Nomination & Corporate Governance Committee, Dr. Reuven Regev, states in the Company’s press release that, “… we believe these changes will be overwhelmingly endorsed by our Board of Directors.”

It appears that certain members of the Board have effectively committed the Board publicly to taking actions that have not been reviewed and formally approved by the full Board.

We believe that these statements raise highly concerning questions about how the Board conducts itself:

•	Why would the Company publicly announce governance reforms before having formal Board approval to implement them, particularly at this stage of an election contest?

•
Did the full Board discuss these corporate governance changes and formally approve the Company’s public announcement of the Board’s “intentions” before the announcement was made?  If not, who on the Board decided on the Board’s “intentions” and how was this decision made?

•
When Dr. Regev says “we believe these changes will be overwhelmingly endorsed by our Board of Directors,” who is “we”?  How did they get comfortable as to what will be “overwhelmingly endorsed” by the Board at a future meeting?

•
How can the Board have an open and fair debate regarding the appropriate choice for a new Chairman and the adoption of significant corporate governance changes after the Company has already publicly announced that Patrick Tanguy has been selected for the role and that the Board intends to make the governance changes?

Under the circumstances, the Board’s public announcement of its intention to take significant action to change Board leadership and corporate governance policies, without going through the formal Board approval process, raises serious questions as to whether the Company is being governed in an appropriate and professional way.

For over a year, we have consistently voiced our concerns over what we believe to be serious corporate governance issues at DSP.  These issues include, but are not limited to, (i) Mr. Ayalon’s 17 year tenure on the Board and the need to put in place a Chairman without strong ties to management (as DSP’s former CEO), (ii) lack of alignment of the Board with the best interests of the Company’s shareholders due to limited outright stock ownership by directors, and (iii) the unfair and differential treatment of Messrs. Lacey and Traub, two independent and highly qualified directors, by the Board’s current leadership.

Although the changes proposed by the Company in today’s press release are positive, they are completely reactionary to our involvement and do not go far enough to correct many years of terrible corporate governance and financial performance.  In order for DSP to get back on track, we believe further change to the Board is an absolute requirement to ensure a truly independent Board, where significant matters for the Company are reviewed and decided on by the entire Board.

We appreciate the strong show of support we have received so far in this election.  We are specifically pleased that Nokomis Capital, an owner of over 6% of DSP shares, has publicly expressed their support for our slate of nominees.

As one of the largest shareholders of DSP, our interests are directly aligned with yours. We urge all shareholders to vote on the WHITE proxy card today to support the election of new, truly independent directors, who will represent all of our collective interests on the Board.

VOTE THE WHITE PROXY CARD TODAY!

Best Regards, /s/ Jeffrey C. Smith Jeffrey C. Smith Managing Member Starboard Value

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld,  (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

If you have any questions, require assistance with submitting your WHITE proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720
(877) 869-0171 (toll-free)